Exhibit 10.1

AMENDMENT TO SHARE PURCHASE AGREEMENT

This Amendment to Share Purchase Agreement (this “Amendment”) is made as of this June 29, 2026 by and among AUSTRALIAN OILSEEDS HOLDINGS LIMITED (the “Purchaser”), Hailing Fan (the “Seller”) and RENTBUDDYUK Limited, a company incorporated under the laws of the United Kingdom (the “Target Company”). The Purchaser, the Seller and the Target Company are referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Purchaser and the Seller entered into that certain share purchase agreement dated as of April 24, 2026 (the “Share Purchase Agreement”), pursuant to which, among other things, the Purchaser desired to acquire from the Seller, and the Seller desires to sell to the Purchaser 5,100 ordinary shares of the Target Company;

WHEREAS, the Seller and the Target Company have requested that the Parties revise the legal implementation of the Transactions so that, instead of a transfer by the Seller of existing ordinary shares to the Purchaser, the Target Company shall allot and issue to the Purchaser or its designee 10,409 newly issued ordinary shares of the Target Company (the “Subscription Shares”), and the Seller shall retain the 10,000 ordinary shares of the Target Company held by the Seller immediately prior to the Closing (the “Existing Seller Shares”);

WHEREAS, immediately following the allotment and issuance of the Subscription Shares, the issued share capital of the Target Company shall consist of 20,409 ordinary shares, of which 10,409 ordinary shares shall be held by the Purchaser or its designee and 10,000 ordinary shares shall be held by the Seller, respectively (the “Revised Share Issuance Structure”);

WHEREAS, the Parties acknowledge that the Target Company has already allotted and issued the Subscription Shares to the Purchaser, and that the register of members of the Target Company and the records of the Registrar of Companies (Companies House) have been updated to reflect the Purchaser as the holder of 10,409 ordinary shares (being the Subscription Shares) and the Seller as the holder of the 10,000 Existing Seller Shares, as evidenced by the confirmation statement (Form CS01) of the Target Company filed on 18 June 2026; and the Parties wish, by this Amendment, to ratify, confirm and document such allotment and issuance and the Revised Share Issuance Structure; and

WHEREAS, the Parties wish to amend the Share Purchase Agreement as set forth herein, and the Target Company is entering into this Amendment in order to acknowledge and undertake its obligations to effect the Revised Share Issuance Structure.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. All terms used and not defined herein shall have the same meanings as set forth in the Share Purchase Agreement.

2. Revised Transaction Structure.

(a) Notwithstanding anything to the contrary in the Share Purchase Agreement, the Parties agree that the Transactions shall be implemented through the Revised Share Issuance Structure. At the Closing, the Target Company shall allot and issue to the Purchaser or its designee, and the Purchaser or its designee shall subscribe for and acquire, the Subscription Shares, free and clear of all Encumbrances. The Parties acknowledge that the Target Company has already allotted and issued the Subscription Shares to the Purchaser and that the Purchaser has been registered as the holder of the Subscription Shares, and the Parties hereby ratify and confirm such allotment and issuance for all purposes of this Amendment and the Share Purchase Agreement. To the extent any such allotment, issuance or registration is for any reason incomplete, defective or invalid, the Seller shall cause, and the Target Company shall effect, all corporate, statutory and other actions necessary to validly allot, issue and register the Subscription Shares in the name of the Purchaser, free and clear of all Encumbrances, as fully paid shares.

(b) For the avoidance of doubt, the Seller shall not be required to transfer, and the Purchaser shall not be required to purchase from the Seller, any of the Existing Seller Shares.

(c) Immediately following the Closing, the capitalization of the Target Company shall be as set forth in Schedule 1 hereto. The Seller and the Target Company shall not take, and shall cause their respective Affiliates and Representatives not to take, any action inconsistent with the Purchaser’s ownership of the Subscription Shares and a 51% ownership interest in the Target Company upon the Closing.

3. Specific Amendments to the Share Purchase Agreement.

(a) The second recital of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the Purchaser desires to subscribe for and acquire from the Target Company, through itself or its designee, and the Target Company desires to allot and issue to the Purchaser or its designee, 10,409 ordinary shares of the Target Company (the ‘Subscription Shares’), representing not less than 51.0% of the issued share capital of the Target Company immediately following such allotment and issuance, in each case upon the terms and conditions set forth herein;”.

(b) Each reference in the Share Purchase Agreement to “Purchased Shares” is hereby deemed to refer to the Subscription Shares; provided, however, that any reference to the Seller’s sale, transfer, assignment or delivery of the Purchased Shares shall be deemed to refer to the Seller’s obligation to cause, and the Target Company’s obligation to effect, the allotment and issuance of the Subscription Shares to the Purchaser or its designee.

(c) Section 1.1 of the Share Purchase Agreement is hereby amended and restated in its entirety as follows:

“Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable by the Purchaser in connection with the Subscription Shares and the Transactions shall be US$5,326,840 (the ‘Purchase Price’). No additional consideration, Tax gross-up, filing fee, stamp duty, transfer duty, issuance cost or other amount shall be payable by the Purchaser solely as a result of the implementation of the Revised Share Issuance Structure.”

(d) Section 1.2 of the Share Purchase Agreement shall remain unchanged, except that (i) any amount paid by the Purchaser prior to the date of this Amendment pursuant to the Share Purchase Agreement shall be credited dollar-for-dollar against the Purchase Price, (ii) payment by the Purchaser to the account designated in writing by the Seller and/or the Target Company in accordance with the Share Purchase Agreement shall fully discharge the Purchaser’s applicable payment obligation, and (iii) any allocation, capitalization, accounting treatment, Tax treatment or other treatment of the Purchase Price as between the Seller and the Target Company shall be the sole responsibility of the Seller and the Target Company and shall not create any Liability for the Purchaser or any Purchaser Indemnitee.

(e) Section 1.4.1 of the Share Purchase Agreement is hereby amended and restated in its entirety as follows:

“At the Closing, upon the terms and subject to the conditions of this Agreement, the Target Company shall allot and issue to the Purchaser or its designee, and the Purchaser or its designee shall subscribe for, acquire and accept from the Target Company, all of the Subscription Shares, free and clear of all Encumbrances. The Subscription Shares are, and when allotted and issued were, duly authorized, validly allotted and issued, fully paid and non-assessable, shall rank pari passu in all respects with the Existing Seller Shares, and shall represent not less than 51.0% of the issued share capital of the Target Company immediately following such allotment and issuance.”

(f) Section 1.4.2 of the Share Purchase Agreement is hereby amended so that the Seller Closing Deliverables shall include, in lieu of share transfer forms and old share certificates in respect of shares to be transferred by the Seller, the following documents and evidence, in each case in form and substance satisfactory to the Purchaser and its counsel:

(i) certified true copies of resolutions of the board of directors of the Target Company approving and authorizing this Amendment, the Revised Share Issuance Structure, the allotment and issuance of the Subscription Shares to the Purchaser or its designee, the entry of the Purchaser or its designee in the register of members of the Target Company as the holder of the Subscription Shares, the issuance of the share certificate for the Subscription Shares, the appointment of the Purchaser Director, and such other actions as are necessary to consummate the Transactions;

(ii) certified true copies of resolutions of the shareholders of the Target Company approving and authorizing this Amendment, the Revised Share Issuance Structure, the allotment and issuance of the Subscription Shares, the waiver or disapplication of any statutory, contractual or other pre-emptive rights, rights of first refusal, anti-dilution rights or similar rights, and any amendment to the Organizational Documents of the Target Company required to effect the Revised Share Issuance Structure;

(iii) the original share certificate issued in the name of the Purchaser or its designee in respect of all of the Subscription Shares;

(iv) a certified copy of the updated register of members and other statutory books of the Target Company reflecting the Purchaser or its designee as the holder of the Subscription Shares and the Seller as the holder of the Existing Seller Shares immediately following the Closing;

(v) evidence that all filings, notices, returns of allotment, statements of capital and other registrations in connection with the Revised Share Issuance Structure have been, or will within the time prescribed by applicable Law be, duly made, submitted and completed;

(vi) a resignation letter from relevant persons other than the Purchaser Director, substantially in the form set out at Exhibit A to the Share Purchase Agreement, in respect of his or her resignation from all positions and offices held with the Group Companies (if applicable);

(vii) a copy of each Transaction, duly executed by all parties listed thereto (other than the Purchaser); and

(viii) all other documents, instruments or certificates as may be reasonably required by the Purchaser or its counsel to consummate the Revised Share Issuance Structure.

(g) Section 1.4.3(a) of the Share Purchase Agreement is hereby amended and restated in its entirety as follows:

“the register of members and other statutory books of the Target Company shall be updated to reflect the Purchaser as the holder of the Subscription Shares with effect from the Closing Date;”.

(h) Section 2.2 of the Share Purchase Agreement is hereby amended and restated in its entirety as follows:

“The Seller has good and valid title to all of the Existing Seller Shares, free and clear of all Encumbrances, and, immediately prior to the Closing, the Existing Seller Shares constitute one hundred percent (100%) of the issued Share Capital of the Target Company. None of the Existing Seller Shares is subject to any Contract restricting or otherwise relating to the voting, transfer, issuance, allotment or other disposition of any Share Capital of the Target Company, other than this Agreement. The Seller has all requisite power and authority to approve, and shall approve and cause the Target Company to effect, the allotment and issuance of the Subscription Shares to the Purchaser or its designee. At the Closing, good and valid title to all of the Subscription Shares shall vest in the Purchaser or its designee free and clear of all Encumbrances.”

(i) Section 3.2.1 of the Share Purchase Agreement is hereby amended to provide that, immediately prior to the Closing, the issued Share Capital of the Target Company consists solely of 10,000 ordinary shares, all of which are held by the Seller, and, immediately following the Closing, the issued Share Capital of the Target Company shall consist solely of 20,409 ordinary shares, comprised of 10,409 ordinary shares held by the Purchaser or its designee and 10,000 ordinary shares held by the Seller. The Subscription Shares, when allotted and issued at the Closing, shall be duly authorized, validly allotted and issued, fully paid and non-assessable and shall not have been allotted or issued in violation of any statutory, contractual or other pre-emptive rights, rights of first refusal, anti-dilution rights or similar restrictions.

(j) All references in the Share Purchase Agreement to the “sale”, “transfer”, “assignment” or “delivery” of shares by the Seller to the Purchaser shall, to the extent necessary to give effect to the Revised Share Issuance Structure, be construed as references to the allotment and issuance of the Subscription Shares by the Target Company to the Purchaser or its designee, and all references to “purchase” or “acquisition” by the Purchaser shall be construed accordingly. In the event of any conflict between this Amendment and the Share Purchase Agreement, this Amendment shall control.

4. No Change to Economic Terms; No Additional Purchaser Liability.

(a) The Parties acknowledge and agree that the Revised Share Issuance Structure is intended solely to revise the implementation mechanics of the Transactions and shall not reduce the Purchaser’s ownership in the Target Company, increase the Purchase Price, accelerate any payment obligation, require any additional consideration, or otherwise adversely affect any right, remedy, protection, representation, warranty, covenant, condition, indemnity or other benefit of the Purchaser or any Purchaser Indemnitee under the Share Purchase Agreement.

(b) Without limiting Section 7.3 of the Share Purchase Agreement, the Seller shall bear and timely pay, or cause to be borne and timely paid, all Transfer Taxes, stamp duties, issuance duties, filing fees, registration fees, penalties, interest and other Taxes, costs or charges imposed or assessed in connection with the Share Purchase Agreement, this Amendment, the original share transfer structure, the Revised Share Issuance Structure or any related filings or registrations, except to the extent such Taxes, costs or charges are expressly required by non-waivable applicable Law to be borne by the Purchaser. No such Tax, cost or charge shall increase the Purchase Price or otherwise be passed on to the Purchaser or any Purchaser Indemnitee.

5. Press Releases and Announcements.

(a) The Seller and the Target Company acknowledge that the Purchaser is a public company and may be required or may determine that it is advisable to disclose the Share Purchase Agreement, this Amendment, the Revised Share Issuance Structure and related information in press releases, current reports on Form 6-K, annual reports, registration statements and other public filings or disclosures. The Seller and the Target Company consent to any such disclosure and shall promptly provide all information, confirmations and assistance reasonably requested by the Purchaser or its counsel in connection therewith.

(b) The Parties acknowledge and agree that any prior announcement, filing, disclosure or Transaction Document describing the original share transfer structure was based on the transaction structure then contemplated by the Parties, and the execution and performance of this Amendment shall not constitute or be used as evidence of any breach, default, misstatement, omission, inaccuracy, violation or wrongdoing by the Purchaser or any Purchaser Indemnitee. The Seller and the Target Company hereby waive and release any claim against the Purchaser and each Purchaser Indemnitee arising out of or relating to the revision of the original share transfer structure to the Revised Share Issuance Structure, except for the Purchaser’s express obligations under the Share Purchase Agreement as amended by this Amendment.

6. Indemnification.

(a) The Seller shall indemnify and hold harmless each Purchaser Indemnitee from and against any and all Losses which such Purchaser Indemnitee may suffer, sustain or become subject to, as and when incurred, arising out of, relating to or resulting from:

(i) the Revised Share Issuance Structure, including any Tax, stamp duty, transfer duty, issuance duty, filing fee, penalty, interest, cost, charge or other Liability arising from or relating to the revision of the original share transfer structure to the Revised Share Issuance Structure;

(ii) any failure by the Seller, the Target Company or any Group Company to obtain any required approval, consent, waiver, disapplication, filing or registration in connection with the Revised Share Issuance Structure;

(iii) any challenge to the due authorization, valid allotment or issuance, full payment, ownership, percentage ownership, enforceability or effectiveness of the Subscription Shares or the Revised Share Issuance Structure;

(iv) any breach or inaccuracy of any representation or warranty, or any breach of any covenant or agreement, made by the Seller, the Target Company or any Group Company under this Amendment or the Share Purchase Agreement as amended hereby;

(v) any claim, Proceeding or inquiry by any Governmental Authority or third party arising out of or relating to the original share transfer structure, the Revised Share Issuance Structure, any related Tax matter or any related public disclosure; and

(vi) any information provided by or on behalf of the Seller, the Target Company or any Group Company that is or is alleged to be untrue, inaccurate, incomplete or misleading in connection with the Share Purchase Agreement, this Amendment, the original share transfer structure, the Revised Share Issuance Structure or any public disclosure relating thereto.

(b) The indemnification obligations set forth in this Section 7 are in addition to, and not in limitation of, the indemnification obligations set forth in Article V of the Share Purchase Agreement. Such indemnification obligations shall not be subject to any deductible, basket, threshold, minimum-claim amount, cap or other limitation on liability, or to any survival period or other time limitation, set forth in the Share Purchase Agreement, and the representations, warranties and covenants of the Seller and the Target Company in this Amendment as to the due authorization, valid allotment and issuance, full payment, title to, and percentage ownership represented by, the Subscription Shares shall be treated as Company Fundamental Representations and Seller Fundamental Representations for all purposes of the Share Purchase Agreement and shall survive indefinitely. For purposes of Article V of the Share Purchase Agreement, any breach of this Amendment by the Seller, the Target Company or any Group Company shall be deemed to be a breach of a covenant or agreement made by or in respect of the Seller under the Share Purchase Agreement. The rights and remedies of the Purchaser and the Purchaser Indemnitees under this Amendment and the Share Purchase Agreement shall be cumulative and not exclusive.

(c) For the avoidance of doubt, neither the execution, delivery or performance of this Amendment, the agreement to implement the Revised Share Issuance Structure, nor the consummation of the Transactions as so revised shall constitute, or be construed as, a waiver, release, settlement, election of remedies, admission or compromise by the Purchaser or any Purchaser Indemnitee of any claim, demand, cause of action, right to indemnification, right to set-off, right to withhold or defer payment, or other right or remedy that the Purchaser or any Purchaser Indemnitee has or may have under the Share Purchase Agreement, this Amendment, any other Transaction Document, at law, in equity or otherwise, including in respect of any breach, inaccuracy, misrepresentation, omission, non-compliance or other matter arising before, on or after the date of this Amendment; and all such rights and remedies are hereby expressly reserved.

7. No Other Amendment; Full Force and Effect. Except as expressly amended by this Amendment, the terms and provisions of the Share Purchase Agreement shall remain unchanged and in full force and effect. Nothing in this Amendment shall be deemed to waive, limit, impair or otherwise affect any right, remedy, protection, representation, warranty, covenant, condition, indemnity or other benefit of the Purchaser or any Purchaser Indemnitee under the Share Purchase Agreement. In the event of any conflict between the terms of this Amendment and the Share Purchase Agreement, the terms of this Amendment shall prevail.

8. Amendments; Waivers. The provisions of this Amendment may be amended only by a written instrument signed by the Purchaser, the Seller and the Target Company. No waiver of any provision of this Amendment shall be effective unless made in writing and signed by the Party against whom such waiver is asserted. No waiver shall constitute a waiver of any other provision or a continuing waiver.

9. Counterparts. This Amendment may be executed simultaneously in counterparts (including by means of facsimiled signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Amendment.

10. Governing Law; Dispute Resolution. All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of Hong Kong without giving effect to any choice of law or conflict of law rules or provisions (whether of Hong Kong or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than Hong Kong. All disputes, actions and proceedings arising out of or relating to this Amendment shall be resolved in accordance with Section 12.1 of the Share Purchase Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed on the date and year first above written.

THE SELLER:

Hailing Fan

By:	/s/ Hailing Fan

THE TARGET COMPANY:

RENTBUDDYUK Limited

By:	/s/ Hailing Fan
Name:	Hailing Fan
Title:	Founder

THE PURCHASER:

AUSTRALIAN OILSEEDS HOLDINGS LIMITED

By:	/s/ Saw Khoon Ming
Name:	Saw Khoon Ming
Title:	Co-Chief Executive Officer

SCHEDULE 1

Capitalization of the Target Company Immediately Following the Closing

Shareholder	Ordinary Shares	Percentage
AUSTRALIAN OILSEEDS HOLDINGS LIMITED (Purchaser)	10,409	51.002%
Hailing Fan (Seller)	10,000	48.998%
Total	20,409	100%